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                                                                     EXHIBIT 2.2





                         RECEIVABLES PURCHASE AGREEMENT




                                     BETWEEN




                               ZALE FUNDING TRUST,




                                   AS SELLER,




                                       AND



                     ASSOCIATES CREDIT CARD SERVICES, INC.,

                                  AS PURCHASER


                                   DATED AS OF

                                  JULY 10, 2000


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                         RECEIVABLES PURCHASE AGREEMENT

         This RECEIVABLES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of July 10, 2000, by and between ZALE FUNDING TRUST, a Delaware statutory business trust wholly owned by Zale Delaware, Inc. ("Seller"), and ASSOCIATES CREDIT CARD SERVICES, INC., a Delaware corporation ("Purchaser").


                                    RECITALS

         Seller owns certain receivables originated by Jewelers National Bank, a national banking association ("JNB"), which Seller purchased, without recourse, from Zale Delaware, Inc., a Delaware corporation ("Z Del"), pursuant to a Purchase and Servicing Agreement dated as of July 15, 1999 among Seller, Z Del and JNB.

         Purchaser desires to purchase from Seller, without recourse, and Seller desires to sell to Purchaser, without recourse, all of Seller's right, title and interest in and to such receivables, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

         "Account" shall mean a credit card account owned by JNB.

         "Account Documentation" shall mean all books and records in the possession or control of Seller relating to the Accounts, including without limitation, applications for accounts, acceptance certificates for prescreened offers, periodic statements, credit and collection files, file maintenance data, correspondence, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form.

         "Adjustment Notice" shall have the meaning set forth in Section 2.2(b) hereof.

         "Adjustment Notice Date" shall have the meaning set forth in Section 2.2(b) hereof.

         "ADS" shall mean ADS Alliance Data Systems, Inc., a Delaware corporation.

         "ADS Agreement" shall mean that certain Credit Services Processing Agreement dated May 5, 1998, among ADS, Z Del and JFS.

         "Applicable Interest Rate" shall have the meaning set forth in Section 2.2(b) hereof.

         "Applicable Law" means all provisions of statutes, rules, regulations and orders of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case, whether of the United States or foreign, applicable to a Person, and all orders and decrees of arbitrators in proceedings or actions in which the Person in question is a party.

         "Arbitration Notice" shall have the meaning set forth in Article XII hereof.

         "Bank" shall mean Hurley State Bank, a bank organized under the laws of South Dakota.

         "Business Day" shall mean any day other than a Saturday or Sunday or legal holiday in the States of Texas, South Dakota, Illinois, Delaware, Tennessee or Utah.

         "Cardholder", with respect to an Account, means any Person to whom the card evidencing such Account has been issued and/or any Person who has actual, implied or apparent authority to use such card.

         "Cardholder Agreement" shall mean, with respect to an Account, the agreement governing such Account.

         "Closing" shall have the meaning set forth in Section 2.3 hereof.

         "Closing Date" shall have the meaning set forth in Section 2.3 hereof.

         "Closing Purchase Price" shall have the meaning set forth in Section 2.2(a) hereof.

         "Confidential Information" shall have the meaning set forth in Section
6.1 hereof.

         "Confidentiality Agreement" shall have the meaning set forth in Section
6.1 hereof.

         "Discount Amount" shall mean US$83,200,000.00.

         "DOJ" shall have the meaning set forth in Section 7.3 hereof.

         "Effective Date" shall mean the close of business on July 31, 2000 or such later date as may be agreed upon by the parties hereto.

         "Eligible Account" shall mean an Account with respect to which a transaction may be or has been made by the Cardholder and which, as of the Closing Date: (i) has not been or should not have been charged off as uncollectible pursuant to JNB's policies regarding charge-offs as in effect on the Closing Date; (ii) is not an account with respect to which the related card has been reported as lost or stolen; (iii) is an account the Cardholder responsible for payment of which is not deceased; (iv) does not have any Receivables that have been identified by Seller or the relevant Cardholder as having been incurred as a result of fraudulent use of the related credit card;
(v) is not an account subject to a filing for protection under the bankruptcy laws of the United States.

         "FTC" shall have the meaning set forth in Section 7.3.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 0.01%) equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day.

         "Governmental Entity" shall have the meaning set forth in Section 3.2.


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         "HSR Act" shall have the meaning set forth in Section 3.2.

         "Indemnified Party" shall have the meaning set forth in Section 10.3(a) hereof.

         "Indemnifying Party" shall have the meaning set forth in Section 10.3(a) hereof.

         "Interim Purchase and Servicing Agreement" shall mean that certain Interim Purchase and Servicing Agreement of even date herewith between JNB and Purchaser.

         "JNB" shall have the meaning assigned to such term in the recitals hereto.

         "JFS" shall mean Jewelers Financial Services, Inc., a Delaware corporation.

         "Losses" shall have the meaning set forth in Section 10.2(a) hereof.

         "Material Adverse Effect" shall have the meaning set forth in Section 3.2.

         "Merchant Services Agreement" shall mean that certain Merchant Services Agreement of even date herewith among Zale Delaware, Inc., Zale Puerto Rico, Inc. and Hurley State Bank.

         "Merger Agreement" shall mean that certain Merger Agreement of even date herewith by and among Z Del, JNB and Hurley State Bank.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, or government or any agency or political subdivision thereof.

         "Purchase Price" shall have the meaning set forth in Section 2.2(a) hereof.

         "Purchaser" shall mean Associates Credit Card Services, Inc., a Delaware corporation.

         "Purchaser Eligible Account Amount" shall have the meaning set forth in
Section 2.2(c) hereof.

         "Receivables" shall mean all amounts shown on JNB's or Seller's Account Documentation as amounts payable by obligors on any Account as of the Closing Date, including any such amounts that have been charged off on or prior to the Closing Date.

         "Receivables Assignment" shall mean the Assignment covering the Receivables to be delivered by Seller to Purchaser pursuant to Section 2.4(a) hereof.

         "Seller" shall mean Zale Funding Trust, a Delaware statutory business trust.

         "Seller Eligible Account Amount" shall have the meaning set forth in
Section 2.2(c).

         "Servicer Related Claim" shall mean any claim by ADS or its affiliates against Z Del, JNB or any of their respective affiliates based upon the ADS Agreement.

         "Termination Agreement" shall mean that certain termination agreement among ADS, Z Del and JFS, dated July 6, 2000.

         "Third Party Claims" shall have the meaning set forth in Section 10.3 hereof.

         "Third Party Servicer Related Claim" shall mean any Third Party Claim related to or arising in connection with the performance of services by ADS or its affiliates under the ADS Agreement.

         "Z Del" shall have the meaning assigned to such term in the recitals hereto.


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         "Zale Receivables Securitization Facility" shall mean the receivables securitization facility of Z Del established pursuant to (a) that certain Purchase and Servicing Agreement dated as of July 15, 1999 among Seller, Z Del and JNB; (b) that certain Indenture dated as of July 15, 1999 between Seller and The Bank of New York; (c) each Indenture Supplement entered into from time to time on or after July 15, 1999 between Seller and The Bank of New York; (d) that certain Amended and Restated Trust Agreement dated as of July 15, 1999 between Z Del and Wilmington Trust Company; (e) that certain Class A Note Purchase Agreement dated as of July 15, 1999 among Seller, Z Del, JNB, the purchasers party thereto, Credit Suisse First Boston, New York Branch, as agent, and the other agents identified therein, as amended; and (f) each of the other agreements, documents and instruments executed from time to time in connection therewith.

                                   ARTICLE II
                        PURCHASE AND SALE OF RECEIVABLES

         2.1 Purchase and Sale of Receivables; Non-Recourse Sale. Upon the terms and subject to the conditions contained herein, on the Closing Date, to be effective as of the Effective Date, Seller will sell, convey, transfer, assign and deliver to Purchaser, without recourse, and Purchaser will purchase from Seller, without recourse, the Receivables, such Receivables to be free and clear of all security interests, liens, charges and encumbrances. The sale of Receivables hereunder is without recourse to, or representation or warranty of any kind (express or implied) by, Seller, except as otherwise specifically provided herein.

         2.2      Calculation and Payment of Purchase Price.

         (a) Closing Purchase Price. The purchase price (the "Purchase Price") for the Receivables purchased by Purchaser hereunder shall be an amount equal to 100% of the outstanding aggregate balance of the Receivables under all Eligible Accounts as of the Effective Date minus the Discount Amount. Not later than three (3) Business Days prior to the Effective Date, Seller shall deliver to Purchaser a statement, in the form attached hereto as Schedule 2.2, setting forth a good faith estimate of the Purchase Price (the "Closing Purchase Price"), together with data processing system reports supporting such calculation. On the Closing Date and immediately prior to the sale of the Receivables contemplated by Section 2.1, Purchaser shall pay the Closing Purchase Price by delivery to Seller by electronic wire transfer to a bank account designated in writing by Seller (such account to be designated by Seller at least two (2) Business Days prior to the Closing Date) of immediately available funds in an amount equal to the Closing Purchase Price.

         (b) Purchase Price Adjustments. As soon as reasonably possible following Closing, and in any event within forty-five (45) days after the Effective Date (the "Adjustment Notice Date"), Seller shall deliver to Purchaser a notice (the "Adjustment Notice") of Seller's calculation of the actual Purchase Price as of the Effective Date, together with data processing system reports supporting such calculation. If the Closing Purchase Price is less than the actual Purchase Price specified in the Adjustment Notice, Purchaser shall pay Seller within five (5) days of the Adjustment Notice Date an amount equal to the difference between the Closing


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Purchase Price and the actual Purchase Price specified in the Adjustment Notice, together with interest thereon at a rate (the "Applicable Interest Rate") equal to the lesser of (i) the Federal Funds Rate on the Effective Date and (ii) the maximum amount permitted by Applicable Law, for a period beginning with the day following the Effective Date and continuing through the date of payment. If the Closing Purchase Price is greater than the actual Purchase Price specified in the Adjustment Notice, Seller shall pay Purchaser on the Adjustment Notice Date an amount equal to the difference between the Closing Purchase Price and the actual Purchase Price specified in the Adjustment Notice, together with interest thereon at the Applicable Interest Rate, for a period beginning with the day following the Effective Date through the date of payment.

         (c) Adjustments for Improperly Classified Accounts. If, within one hundred twenty (120) days following the Effective Date, Purchaser determines that any Account classified as an Eligible Account as of the Effective Date was in fact not an Eligible Account as of such date, Purchaser shall so notify Seller, identifying any such Account and specifying in reasonable detail why such Account is not an Eligible Account and the amount of Receivables (including the date and amount of each charge thereunder) outstanding under such Account as of the date of such notice, and Seller shall, within five (5) days of receipt of such notice, pay Purchaser an amount (the "Seller Eligible Account Amount") equal to (i) 100% of the Receivables in existence under such Account as of the date of such notice less (ii) the amount of any Receivables arising after Purchaser becomes aware that the relevant Account is not an Eligible Account, together with interest thereon at the Applicable Interest Rate, for a period beginning with the day following the Effective Date and continuing through the date of reimbursement. If, within one hundred twenty (120) days following the Effective Date, Seller determines that any Account not classified as an Eligible Account should have been so classified as of the Effective Date, Seller shall so notify Purchaser, identifying any such Account and specifying in reasonable detail why such Account is an Eligible Account and the amount of Receivables outstanding under such Account as of the Effective Date, and Purchaser shall, within five (5) days of receipt of such notice, pay Seller an amount (the "Purchaser Eligible Account Amount") equal to (A) the Purchase Price for such Eligible Account as of the Effective Date, less (B) any payments received and retained by Seller with respect to such Account following the Effective Date, together with interest thereon at the Applicable Interest Rate, for a period beginning with the day following the Effective Date through the date of payment.

         (d) Adjustment Disputes. The parties shall cooperate in good faith to resolve any disputes relating to the adjustments provided for in this Section
2.2. Any such dispute which cannot be resolved by the parties within thirty (30) days after such dispute arose shall be resolved in accordance with the provisions of Article XII hereof. No amounts due under this Section 2.2 shall be payable until resolution of the dispute relating thereto, but any applicable interest shall continue to accrue until such resolution.

         2.3 Closing. Upon the terms and subject to the conditions hereof, the closing of the transactions contemplated hereby (the "Closing") shall take place at (i) the offices of Seller at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 at 10:00 a.m., local time, on the first Business Day after all of the conditions set forth in Article VIII hereof have been, or are capable of being, satisfied or (ii) such other place and/or time and/or on such other date as Seller and


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Purchaser may agree or as may be necessary to permit the fulfillment or waiver of the conditions herein (in case of either clause (i) or (ii), the "Closing Date").

         2.4 Seller's Deliveries to Purchaser. At Closing, Seller shall deliver to Purchaser the following:

         (a) An Assignment, without recourse, of the Receivables in such form as may be mutually agreed upon by the parties hereto, (the "Receivables Assignment");

         (b) Such form UCC-1 financing statement or statements as shall be required to evidence the purchase and sale of Receivables hereunder;

         (c) A certificate of a Co-Trustee of Seller certifying resolutions adopted by the Co-Trustees of Seller authorizing and approving the execution, delivery and performance of this Agreement and the transfer of the Receivables to Purchaser pursuant to this Agreement;

         (d) A certificate of existence of Seller issued by the Secretary of State of the State of Delaware, dated not more than thirty (30) days before the Closing Date; and

         (e) All other documents, certificates, instruments, agreements and writings required to be delivered by Seller on the Closing Date pursuant to this Agreement.

         2.5 Purchaser's Deliveries to Seller. At Closing, the Purchaser shall pay the Closing Purchase Price to Seller and deliver to Seller the following:

         (a) A certificate of Purchaser's Secretary or an Assistant Secretary certifying resolutions of the Board of Directors of Purchaser authorizing and approving the execution, delivery, and performance of this Agreement; and

         (b) All other documents, certificates, instruments, agreements and writings required to be delivered by Purchaser on the Closing Date pursuant to this Agreement.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

         3.1 Authority. Seller has the power and authority to execute this Agreement and all documents, instruments and agreements required to be executed by Seller pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed by Seller pursuant hereto, and the performance by Seller of its obligations hereunder, have been duly authorized and no further action is necessary on the part of Seller to authorize such actions. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery hereof by Purchaser, constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms (subject, as to the enforcement of remedies, to


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applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)).

         3.2 No Conflicts; Consents. Except as set forth on Schedule 3.2 hereto, neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) any trust agreement pursuant to which Seller is organized, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller is a party or by which Seller or its properties or assets are bound; or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to Seller or any of its properties or assets, in each case except for any such conflict, violation, default or right which would not reasonably be expected to have a material adverse effect on the Receivables taken as a whole or the ability of Seller to consummate the transactions contemplated hereby (a "Material Adverse Effect"). No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other regulatory or self-regulatory body or association (each, a "Governmental Entity") is required to be obtained or made by Seller in connection with the consummation of the transactions contemplated hereby other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) as become applicable as a result of the specific regulatory status of Purchaser and (iii) those the failure of which to make or obtain would not have a Material Adverse Effect.

         3.3 Organization and Standing. Seller is duly organized, validly existing and in good standing as a statutory business trust under the laws of the State of Delaware. Seller has all requisite power and authority to enter into and perform its obligations hereunder.

         3.4 Title. Seller owns the Receivables free and clear of all security interests, liens, adverse claims, charges and encumbrances other than those described on Schedule 3.4 hereto. Upon execution and delivery to Purchaser at the Closing of the Receivables Assignment and receipt of the Purchase Price by Seller, Purchaser will acquire title to the Receivables free and clear of any adverse claim, other than those arising from acts of Purchaser or its affiliates, representatives or agents.

         3.5 Litigation. Except as disclosed on Schedule 3.5 hereto, there is no suit, action or proceeding pending or threatened against Seller that, individually or in the aggregate, (i) is reasonably likely to have a Material Adverse Effect or (ii) is reasonably likely to prevent or delay in any material respect Seller from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller which is reasonably likely to have a Material Adverse Effect.


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         3.6 Compliance, Licenses and Permits. Except for such non-compliance as may result from any action or omission of any Person with whom Seller or an affiliate of Seller has contracted for provision of services to Seller with respect to the Receivables and who has agreed to indemnify Seller with respect thereto, Seller has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees and orders applicable to the Receivables, including, without limitation, all consumer protection laws and regulations, except where the failure to so comply would not have a Material Adverse Effect.

         3.7 Brokers, Finders, etc. Seller has not taken any action which would result in any valid claim against Purchaser of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

         3.8 Absence of Certain Changes or Events. Since April 30, 2000, except as contemplated hereby or except as disclosed on Schedule 3.8, Seller has conducted its business in the ordinary course and there has not occurred or arisen any event or events which, individually or in the aggregate, has had or is reasonably likely to (i) have a Material Adverse Effect, (ii) require filings with the SEC under the Exchange Act (except for any filings that will be filed under the Exchange Act after the date hereof but prior to the Closing Date) or
(iii) prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.

         3.9 Credit Card Business. Upon the closing of the transactions contemplated by this Agreement and the Merger Agreement, Purchaser and its affiliates will acquire all of JNB's business related to the credit card services as such business exists on the closing dates of the Merger Agreement and this Agreement, respectively, except for any such business or services directly provided by Z Del or an affiliate of Z Del (other than JNB) or by ADS and except for such business or services related to JNB's credit operations as are not material in the aggregate.

         3.10 Charge-Off Policy. JNB has not made changes to its charge-off policy since December 31, 1999, except for such changes which are not material.

         3.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

         4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all documents, instruments and agreements required to be


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executed by Purchaser pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed by Purchaser hereunder, and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Purchaser (including requisite stockholder approval, if necessary). This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery hereof by Seller, constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium (whether general or specific) and similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law)).

         4.3 No Conflicts; Consents. Neither the execution and delivery of this Agreement or the other documents, instruments and agreements to be delivered by Purchaser hereunder, nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the certificate of incorporation or by-laws of Purchaser, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Purchaser is a party or by which it or any of its properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to Purchaser or any of its properties or assets, in each case except for any such conflict, violation, default or right which would not reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Purchaser and its subsidiaries taken as a whole. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Purchaser in connection with the consummation of the transactions contemplated hereby other than (i) compliance with and filings under the HSR Act, (ii) as set forth on Schedule 4.3 hereto and (iii) those the failure of which to make or obtain would not affect the ability of Purchaser to consummate the transactions contemplated hereby.

         4.4 Financial Ability to Perform. Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to pay the Purchase Price and to pay all of its fees and expenses related to the transactions contemplated by this Agreement.

         4.5 Absence of Certain Changes or Events. Since December 31, 1999, except as contemplated hereby and except as disclosed in any form, report, schedule or definitive proxy statement filed by Purchaser or its parent with the SEC since December 31, 1999 and prior to the date hereof, Purchaser and its subsidiaries have conducted their respective businesses in the ordinary course and there has not occurred or arisen any event or events which are reasonably likely to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.

         4.6 Brokers, Finders, Etc. Purchaser has not taken any action which would result in any valid claim against Seller of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.


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         4.7 Litigation. There is no suit, action or proceeding pending or threatened against Purchaser that, individually or in the aggregate, is reasonably likely to prevent or delay in any material respect Purchaser from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

         4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

                                    ARTICLE V
                               COVENANTS OF SELLER

         Seller covenants and agrees with Purchaser as follows:

         5.1 Access. Prior to the Closing, Seller shall give Purchaser and its officers, employees, representatives, counsel and independent public accountants reasonable access during normal business hours and upon reasonable notice to any Account Documentation in Seller's possession.


                                   ARTICLE VI
                                 CONFIDENTIALITY

         6.1 Confidentiality. Except to the extent that any of the provisions of that certain confidentiality agreement dated February 3, 2000 between Zale Corporation and Associates Credit Card Services (the "Confidentiality Agreement") are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive any termination of this Agreement. The parties hereto hereby agree to be bound by the provisions of the Confidentiality Agreement as fully as though they had originally been parties thereto.

         In performing its obligations under this Agreement, each party may have access to and receive certain confidential or proprietary information about the other party, including, but not limited to: such party's marketing philosophy and objectives, competitive advantages and disadvantages, Cardholder and customer names and addresses, financial results, technological development, store locations, sales volume(s), merchandise mix or other information of the business or affairs of each party, its parent, or its affiliated and subsidiary companies, which that party reasonably considers confidential and/or proprietary (collectively referred to as "Confidential Information"). Each party agrees that it will reveal such Confidential Information only to those of its directors, officers, employees (or, with regard to Z Del, directors, officers or employees of any of its operating divisions/subsidiaries which accept or may consider accepting the Card, and, with regard to Bank, directors, officers, employees of Bank, or its affiliates which are involved in the development of the Card Program) who are engaged in the implementation of


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policies, programs or procedures with regard to the acceptance of the Card by Z
Del. Each party agrees not to use such Confidential Information nor to disclose Confidential Information to any third party, except as may be necessary for that party to perform its obligations pursuant to this Agreement and except as may be agreed upon by the parties. If either should disclose Confidential Information to a third party, such party shall cause said third party to agree to the confidentiality provisions set forth in this Section 6.1.

         Confidential Information does not include information in the public domain, information already known by the party receiving the information prior to commencing the discussions that led to this Agreement, and information lawfully obtained from a third party or information independently developed by a party. The terms of this Section 6.1 will survive the termination of this Agreement and will continue for a period of three (3) years following the date of this Agreement.

                                   ARTICLE VII
                                MUTUAL COVENANTS

         7.1 Consummation of the Transactions. Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts consistent with applicable legal requirements to cause the Closing to occur. Seller and its officers, directors and representatives shall file and agree to cooperate with Purchaser in filing, and Purchaser and its directors, officers and representatives shall, file, and agree to cooperate with Seller in filing, any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all Governmental Entities and all third parties as may be required by Seller, on the one hand, and Purchaser, on the other hand, in connection with the consummation of the transactions contemplated by this Agreement.

         7.2 Publicity. The parties hereto agree that, from the date of the execution and delivery of this Agreement through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior consent of (i) Purchaser, in the case of a release or an announcement by Seller or (ii) Seller, in the case of a release or an announcement by Purchaser (in each case which consent shall not be unreasonably withheld), except to the extent either party hereto reasonably determines that such release or announcement is required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree to work together to create mutually acceptable press releases which will announce this Agreement and the accompanying Merger Agreement and Merchant Services Agreement.

         7.3 Antitrust Notification. Seller shall, and Purchaser shall, as promptly as reasonably practicable following the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Seller shall furnish to Purchaser, and Purchaser shall furnish to Seller, such reasonable assistance as may be requested in connection with the preparation of any filing or submission which is necessary under the HSR Act. Seller shall keep Purchaser reasonably informed, and Purchaser shall keep Seller reasonably informed, of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. The filing fee payable in connection with any such filing shall be paid by Purchaser.

         7.4 Cooperation. Each party hereto agrees to cooperate with and provide all reasonable assistance to the other party in connection with any litigation or government or regulatory investigation, whether now existing or hereafter initiated, in connection with Zale Corporation's credit card operations acquired by Bank pursuant to this Agreement and the Merger Agreement. The provisions of this Section 7.4 shall survive the Closing.

         7.5 Further Assurances. From time to time, as and when reasonably requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further acts or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.1 Each Party's Obligations. The respective obligations of each party hereto to effect the transactions contemplated hereby are subject to the satisfaction or waiver as of the Closing of the following conditions:

         (a) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered into, promulgated, enforced or issued by any Governmental Entity and no other legal restraint or prohibition shall be in effect preventing any of the transactions contemplated by this Agreement.

         (b) The waiting period under the HSR Act, if applicable to the transactions contemplated hereunder, shall have expired or been terminated.

         (c) The parties hereto shall have filed all material applications, reports or other documents, given all material notices, met all material requirements, received all material consents and approvals, satisfied any and all conditions of approval and all applicable waiting periods shall have expired in connection with the consummation of the transactions contemplated hereby.

         8.2 Seller's Obligations. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller) as of the Closing of the following additional conditions:

         (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Purchaser made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it by the time of the Closing. Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by an officer of Purchaser confirming the foregoing.

         (b) Absence of Litigation, Injunction. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Seller is a plaintiff directly or derivatively) which, in the reasonable judgment of Seller, would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages to Seller, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

         (c) Related Agreements. Hurley State Bank and/or the appropriate affiliates thereof shall have executed and delivered the Merger Agreement, the Merchant Services Agreement and the Interim Purchase and Servicing Agreement.

         (d) Specified Items. Purchaser shall have delivered the items to be delivered and made the payments to Seller to be made by Purchaser pursuant to Sections 2.2(a) and 2.5 hereof.

         (e) Consents. Seller shall have received all consents, authorizations or approvals from Governmental Entities and other Persons referred to in Section
3.2 hereto, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

         8.3 Purchaser's Obligations. The obligation of Purchaser to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Purchaser) as of the Closing of the following additional conditions:

         (a) Accuracy of Representations and Warranties; Compliance with Covenants. The representations and warranties of Seller made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by Seller by the time of the Closing. Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by an officer of Seller confirming the foregoing.

         (b) Absence of Litigation, Injunction. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting an order, judgment or decree (except those in which Purchaser is a plaintiff directly or derivatively) which, in the reasonable judgment of Purchaser would, if issued, be reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages to Purchaser, if the transactions contemplated hereby are consummated, and there shall not be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated as so provided or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

         (c) Other Agreements. Z Del and/or JNB, as the case may be, shall have executed and delivered to Purchaser the Merger Agreement, the Merchant Services Agreement and the Interim Purchase and Servicing Agreement.

         (d) Specified Items. Seller shall have delivered the items to be delivered to Purchaser pursuant to Section 2.4 hereof.

         8.4 Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in this Article VIII if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur.

                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination Events. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date as follows:

         (a) by mutual written consent of the parties hereto;

         (b) by either party hereto, if the Closing does not occur on or prior to October 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto if it has failed to perform any of its obligations under this Agreement, which failure has resulted in a failure of any of the conditions of Article VIII hereto;

         (c) by either party hereto, if any Governmental Entity shall have issued a judgment, order or decree or taken any other action permanently enjoining, restraining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order or decree or other action shall have become final and nonappealable; or

         (d) by either party hereto, if the other party shall have breached a representation, warranty, or covenant hereunder in any material respect, and, in any such case, such breach shall not have been remedied within thirty (30) days after receipt by the breaching party of notice in writing from the non-breaching party specifying such breach and requesting that it be remedied.

         9.2 Information and Confidentiality. In the event of any termination pursuant to this Article IX by one party hereto, written notice thereof setting forth the reasons therefor shall promptly be given to the other party hereto. If such Agreement is terminated as provided herein: (i) Purchaser shall promptly return to Seller all documents and other materials (including, without limitation, microfilm, microfiche, magnetic tape, computer disk or other form of materials) received from Seller and its affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and (ii) all Confidential Information received by Purchaser with respect to the business of Seller and its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         9.3 Abandonment. If this Agreement is terminated pursuant to this
Article IX, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 6.1 relating to the obligation of Purchaser to keep confidential certain information and data obtained by Purchaser; (ii) Section 7.2 relating to publicity; (iii) this Article IX; (iv)
Article XI relating to certain expenses; (v) Article XII relating to arbitration; (vi) Section 13.9 relating to consent to jurisdiction; and (vii)
Section 13.10 relating to choice of law; and provided, however, that nothing in this Article IX shall release or be deemed to release any party hereto from any liability to the other party hereto for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall survive until the second anniversary of the Closing Date, except that the agreement of Z Del and JNB to indemnify Bank under Sections 10.2(a)(ii) and 10.2(a)(iii) hereunder and under Sections 10.2(a)(ii) and 10.2(a)(iii) of the Merger Agreement shall continue for a period two (2) years from the Conversion Date (as such term is defined in the Merchant Services Agreement). The representations and warranties included herein are exclusive, and the parties hereto confirm that they have not relied upon any representations or warranties not contained herein or in the Schedules hereto as an inducement to enter into this Agreement.

         10.2 Agreement to Indemnify.

         (a) Indemnification by Z Del and JNB. Z Del and JNB, jointly and severally, will indemnify Bank and its affiliates against, and agree to hold each of them harmless from, any and all damage, loss, liability or expense (including reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any action, suit or proceeding) ("Losses") incurred or suffered by Bank or any of its affiliates (i) because of any breach of an agreement, covenant, representation or warranty made by Z Del or JNB in this Agreement, or (ii) in connection with any Losses (except for any amounts incurred by Z Del in connection with the Termination Agreement for which Bank is obligated to pay Z Del pursuant to Section 6.6 of the Merger Agreement) incurred as a result of any Servicer Related Claim based upon acts or omissions occurring prior to the Closing Date, including such acts or omissions occurring prior to such Closing Date which continue after such Closing Date, or (iii) any Third Party Servicer Related Claim based upon acts or omissions of ADS occurring prior to the Closing Date, including such acts or omissions occurring prior to such Closing Date which continue after such Closing Date, or (iv) any Servicer Related Claim based upon the negligence or willful misconduct of Z Del or JNB or their respective affiliates occurring after the Closing Date. Notwithstanding the foregoing:

                  (A) Bank will not be entitled to indemnity from Z Del and JNB with respect to claims for indemnification under Section 10.2(a)(i) hereunder and under Section 10.2(a)(i) of the Merger Agreement unless and until the aggregate of all such claims for indemnification exceed the sum of $5,000,000.00 of Losses (as a single aggregate amount for both this Agreement and the Merger Agreement and not an individual amount as to each such agreement) incurred or suffered by Bank of a type otherwise indemnifiable pursuant to Section 10.2(a)(i) of this Agreement, in the case of claims hereunder, and Section 10.2(a)(i) of the Merger Agreement, in the case of claims under the Merger Agreement, at which time Z Del and JNB shall be liable to Bank for such amounts in excess of such $5,000,000.00; provided however, that Bank will not be entitled to indemnity from Z Del and JNB with respect to claims for indemnification under Section 10.2(a)(i) hereunder and under Section 10.2(a)(i) of the Merger Agreement in excess of $150,000,000.00;

                  (B) Bank will not be entitled to indemnity from Z Del and JNB with respect to claims for indemnification under Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) hereunder and under Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) of the Merger Agreement unless and until the aggregate of all such claims for indemnification exceed the sum of $5,000,000.00 of Losses (as a single aggregate amount for both this Agreement and the Merger Agreement and not an individual amount as to each such agreement) incurred or suffered by Bank of a type otherwise indemnifiable pursuant to Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) of this Agreement, in the case of claims hereunder, and Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(a)(iv) of the Merger Agreement, in the case of claims under the Merger Agreement, at which time Z Del and JNB shall be fully liable to Bank for any and all such amounts in excess of such $5,000,000.00.

         (b) Indemnification by Bank. Bank will indemnify Z Del and JNB and their affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by Z Del or JNB or any of their affiliates (i) because of any breach of an agreement, covenant, representation or warranty made by Bank in this Agreement, or (ii) in connection with any Losses incurred as a result of any Servicer Related Claim based upon acts or omissions occurring on or after the Closing Date, provided that such Losses are not incurred as a result of the negligence or willful misconduct of Z Del or JNB or their respective affiliates, or (iii) any Third Party Servicer Related Claim based upon acts or omissions of ADS occurring on or after the Closing Date. Notwithstanding the foregoing:

                  (A) neither Z Del nor JNB will be entitled to indemnity from Bank with respect to claims for indemnification under Section 10.2(b)(i) hereunder and under Section 10.2(b)(i) of the Merger Agreement unless and until the aggregate of all such claims for indemnification exceed the sum of $5,000,000.00 of Losses (as a single aggregate amount for both this Agreement and the Merger Agreement and not an individual amount as to each such agreement) incurred or suffered by Z Del or JNB of a type otherwise indemnifiable pursuant to
         Section 10.2(b)(i) of this Agreement, in the case of claims hereunder, and Section 10.2(b)(i) of the Merger Agreement, in the case of claims under the Merger Agreement, at which time Bank shall be liable to Z Del and JNB for such amounts in excess of such $5,000,000.00; provided however, that neither Z Del nor JNB will be entitled to indemnity from Bank with respect to claims for indemnification under Section 10.2(b)(i) hereunder and under Section 10.2(b)(i) of the Merger Agreement in excess of the Purchase Price hereunder;

                  (B) Z Del and JNB will be entitled to indemnity from Bank, without limitation, with respect to claims for indemnification under Sections 10.2(b)(ii) and 10.2(b)(iii) hereunder and under Sections 10.2(b)(ii) and 10.2(b)(iii) of the Merger Agreement for all Losses incurred or suffered by Z Del or JNB of a type otherwise indemnifiable pursuant to Sections 10.2(b)(ii) and 10.2(b)(iii) of this Agreement, in the case of claims hereunder, and Sections 10.2(b)(ii) and 10.2(b)(iii) of the Merger Agreement, in the case of claims under the Merger Agreement.

         (c) Z Del and JNB, jointly and severally, shall indemnify Bank and its affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by Bank or any of its affiliates based on Third Party Claims relating to any security interests, liens, adverse claims, charges and encumbrances described on Schedule 3.4 hereto.

         10.3 Conditions of Indemnification. Subject to the provisions of
Section 10.4, the obligations and liabilities of Seller, in the case of Section 10.2(a), and the Purchaser, in the case of Section 10.2(b), with respect to claims made by or against third parties ("Third Party Claims") shall be subject to the following terms and conditions:

         (a) The person to whom such Third Party Claim relates (the "Indemnified Party") will give the party from which indemnity is sought hereunder (the "Indemnifying Party") prompt notice of such Third Party Claim, (which notice in any event shall be given to the Indemnifying Party within 10 days of the Indemnified Party first becoming aware of the facts and circumstances that form the basis of such Third Party Claim), and the Indemnifying Party will (except as otherwise contemplated by the proviso to Section 10.3(b) hereof) assume the defense thereof by representatives chosen by it; provided, that the Indemnified Party shall be entitled (but not required) to participate in such action and to employ counsel at its own expense to assist in the handling of such Third Party Claim.

         (b) If the Indemnifying Party, within a reasonable time after notice of any such Third Party Claim, fails to assume the defense thereof, the Indemnified Party shall (upon a subsequent 10 days' notice to the Indemnifying Party) have the right to undertake the defense or, with the consent of the Indemnifying Party, to undertake a compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to the settlement, compromise or final determination thereof. The Indemnifying Party shall not be liable for any compromise or settlement of a Third Party Claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. During any period when the Indemnifying Party is contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay, compromise or settle such Third Party Claim without the Indemnifying Party's consent; provided, that the Indemnified Party may nonetheless pay, compromise or settle such Third Party Claim without such consent during such period, in which event it shall, automatically and without any further action on its part, waive any right (whether or not pursuant to this Agreement) to indemnity in respect of all losses, liabilities, damages or expenses relating to such Third Party Claim.

         (c) Anything in this Section 10.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment which settlement, compromise or consent imposes any future obligation on the Indemnified Party or which does not include as an unconditional term thereof the giving by the claimant and/or plaintiff to the Indemnified Party a release from all liabilities in respect of such Third Party Claim.

         (d) The Indemnified Party shall, and shall cause its affiliates to, provide the Indemnifying Party with such assistance (without charge) as may reasonably be requested by the Indemnifying Party in connection with any indemnification or defense provided for herein, including, without limitation, providing the Indemnifying Party with such information, documents and records and reasonable access to the services of and consultations with such personnel of the Indemnified Party or its affiliates as the Indemnifying Party shall reasonably deem necessary (provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel).

         10.4 Limitation of Indemnification. Each claim shall be reduced by the amount of any insurance proceeds actually received in connection with such claim. The party seeking indemnification covenants to exercise its reasonable best efforts to collect insurance proceeds under applicable insurance policies that are then in force if and to the extent that such claim relates to an event covered by such insurance policies before such party may recover for any claim pursuant to this Article X.

         10.5 Claims Adjusted for Taxes. The amount of any claim for which indemnification is provided under this Article X shall be (i) if the indemnity payment is not treated as an adjustment to the Purchase Price for tax purposes pursuant to the second succeeding sentence hereof, increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party as a result of the deductibility, amortization or other cost recovery for tax purposes of such claim. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of such claim. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes, unless a final and conclusive determination with respect to the Indemnified Party or any or its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income tax purposes.

         10.6 Exclusive Remedy. After the Closing, the sole and exclusive remedy of the parties hereto for any breach or inaccuracy of any representation or warranty contained in this Agreement or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this
Article X.

                                   ARTICLE XI
                                    EXPENSES

         Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Seller shall be paid by Seller, and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Purchaser shall be paid by Purchaser.

                                   ARTICLE XII
                                   ARBITRATION

         If Purchaser and Seller are unable to resolve any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby, such dispute shall be submitted to arbitration in accordance with the procedures hereof. The arbitration shall be initiated by a party's delivering to the other party hereto a notice of intention to arbitrate (the "Arbitration Notice"). The arbitration shall be held in Dallas County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is instituted and as provided herein. In the event of any inconsistency between such Rules and this Agreement, this Agreement shall control. Unless the parties agree to a single arbitrator, the arbitration shall be conducted before three (3) independent and impartial arbitrators, none of whom shall be affiliated with either party hereto. Within ten (10) days of the date of the Arbitration Notice each party shall notify the other of its choice of an arbitrator. Each party shall have the right, for a period of ten (10) days following its receipt of notice of a proposed arbitrator from the other party, to investigate the arbitrator so chosen to verify his or her impartiality. Thereafter, the two (2) arbitrators so chosen shall choose the third arbitrator who shall be the chairman of the panel of the three arbitrators. All arbitrators, prior to their service, shall disclose all actual or perceived conflicts of interest involving the subject matter of the dispute or with the parties. In the event the parties agree to a single arbitrator, the selection of the arbitrator shall be made by mutual consent. The three (3) arbitrators (or the single arbitrator, if the parties so choose, in either case, the "Tribunal") selected shall hear and decide the arbitration case. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Section
Section 1-16) to the exclusion of any provision of state law inconsistent therewith and which would produce a different result, and the parties agree to be bound by the decision of the arbitrators and agree that judgment thereon may be entered by any court having jurisdiction thereof. The Tribunal shall determine the fact-based claims of the parties and render its final decision in accordance with the substantive laws of the State of Texas, exclusive of its conflict of law rules. The limitations on any actions will be determined under Texas law. The Tribunal may, in the course of proceedings, order any provisional remedy or conservatory measure, including, but not limited to attachment, preliminary injunction or the deposit of specified security, which it considers to be necessary, just and suitable under the circumstances. The failure of a party to comply with such an interim order, after due notice and opportunity to cure such non-compliance, may be treated by the Tribunal as a default, and all or some of the claims or defenses of the defaulting party may be stricken and partial or final decision entered against such party, or the Tribunal may award such lesser sanctions as it deems appropriate. A request for interim or provisional relief to a court shall not be deemed incompatible with the parties' agreement to arbitrate or as a waiver of such agreement. Within thirty (30) days after the Tribunal has been appointed, a preliminary hearing among the Tribunal and counsel for each party shall be held for the purpose of developing a plan for the management of the arbitration, all of which shall then be memorialized in an appropriate order. The Tribunal shall actively manage the proceedings as it deems best so as to make such proceedings expeditious, economical and less burdensome and adversarial than litigation. The Tribunal shall permit and facilitate such discovery as it shall determine appropriate and as the circumstances warrant, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.

Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally before the Tribunal to testify, if there is a substantial demonstrated need therefor. Papers, documents and written communications shall be served by the parties directly upon each other and the Tribunal. All papers, documents, briefs, written communication, testimony and transactions, as well as any and all Tribunal decisions, shall be confidential and not disclosed to anyone other than the Tribunal, the parties or the parties' attorneys and expert witnesses (where applicable to their testimony) except that upon written consent of the parties, such information shall be disclosed to additional third-parties, and except that such information may be disclosed to the extent required by Applicable Law or pursuant to the rules of any foreign or domestic stock exchange on which shares of either party hereto are listed. All third parties shall agree in writing to keep such information confidential. The Tribunal may limit the issues so as to focus on the core of the dispute, limit the time allotted to each party for presentation of its case and exclude testimony and other evidence that it deems irrelevant, cumulative or in admissible. Notwithstanding the parties' agreement regarding arbitration venue above, upon motion of any party, the Tribunal may temporarily relocate a hearing to a place designated by the Tribunal as may be necessary to hear the testimony of particular witnesses not subject to subpoena at the designated hearing site. The purpose of such temporary relocation is to permit a hearing at a place where such witnesses can be compelled to attend. With the consent of both parties, the testimony may be recorded before a single member of the Tribunal. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the parties pending the final decision of the Tribunal. The Tribunal is empowered to award only compensatory damages as such may be limited by the terms of this Agreement. Each party hereby irrevocably waives any damages in excess of compensatory damages including a waiver of any punitive or multiple damages. The Tribunal may, in its discretion, grant pre-decision interest and, if so, such interest shall be at commercial rates during the relevant period. The Tribunal may award all or a part of a party's reasonable attorneys' fees and costs of arbitration, taking into account the final result of arbitration, the conduct of the parties and their counsel in the course of the arbitration and other relevant factors. The Tribunal shall, in a final decision, assess the amount of the costs of the proceedings. Prior to rendering its final decision, the Tribunal shall submit to the parties an unsigned draft of the proposed decision and each party, within five (5) Business Days after receipt of such draft decision, may serve on the other party and file with the Tribunal a written statement outlining any alleged errors of fact, law, computation or otherwise. Within five (5) Business Days after receipt of such statement, the Tribunal shall render its final decision. Any arbitration decision shall conform as closely as reasonably possible to the order or judgment which would be rendered by a court of the State of Texas. Any arbitration decision shall state the reasoning on which it is based, although such reasons shall not be used as a basis of appeal or other judicial proceeding. To the extent permitted by law, any decision by the Tribunal shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any party to this Agreement may also be a party.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         13.2 Amendment or Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

         13.3 Headings. The headings contained in this Agreement, or in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         13.5 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto (including by operation of law in connection with a merger, or sale of substantially all the assets, or any dissolution, of any party hereto) without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 13.5 shall be void.

         13.6 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:


                  if to Seller:

                  Zale Funding Trust
                  901 W. Walnut Hill Lane
                  Irving, Texas   75038-1003
                  Fax No: (972) 580-5335
                  Attn:  Chief Operating Officer

                  with a copy to:

                  Zale Delaware, Inc.
                  901 W. Walnut Hill Lane
                  Irving, Texas 75038-1003
                  Fax No. (972) 580-4934
                  Attn:  General Counsel
                  with a copy to:

                  Troutman Sanders LLP
                  600 Peachtree Street, NE
                  Suite 2500
                  Atlanta, GA 30308-2216
                  Fax No: (404) 885-3900
                  Attention:  John C. Beane, Esq.

                  if to Purchaser:

                  Associates Credit Card Services, Inc.
                  6400 Las Colinas Blvd.
                  Irving, TX 75039
                  Fax No: (972) 653-3630
                  Attn: Private Label General Manager

                  with a copy to:

                  Associates First Capital Corporation
                  250 E. Carpenter Freeway
                  Irving, TX 75062
                  Fax No: (972) 652-5798
                  Attn:  General Counsel

or such other address as any party hereto may from time to time specify by written notice to the other parties hereto.

         13.7 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

         13.8 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

         13.9 Consent to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of (a) the courts of the State of Texas and (b) the federal court sitting in the Northern District of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. The parties hereto agree to commence any action, suit or proceeding relating hereto either in the federal court sitting in the Northern District of Texas or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Texas. The parties hereto further agree that service of any process, summons, notice or document by United States certified mail, postage prepaid, to such party's address set forth above shall be effective service of process for any action, suit or proceeding in the State of Texas with respect to any matters to which it has submitted to jurisdiction in this Section 13.9. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of Texas or (ii) the federal court sitting in the Northern District of Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to conflicts of laws principles of such State.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective duly authorized officers, as of the day and year first above written.

                                   ZALE FUNDING TRUST

                                   By:     WILMINGTON TRUST COMPANY, not in its
                                           individual capacity but solely as
                                           Owner Trustee under the Amended and
                                           Restated Trust Agreement dated as of
                                           July 15, 1999

                                   By:/s/ MARY KAY PUPILLO
                                      -----------------------------------
                                   Name: Mary Kay Pupillo

                                   Title: Financial Services Officer


                                   ASSOCIATES CREDIT CARD SERVICES, INC.

                                   By:/s/ WILLIAM E.JOHNSON
                                      -----------------------------------
                                   Name: William E. Johnson
                                   Title: Senior Vice President

                  GUARANTY OF OBLIGATIONS OF ZALE FUNDING TRUST

                  In consideration of the execution and delivery by Purchaser of the foregoing Receivables Purchase Agreement, the undersigned, parent company of Seller, hereby guarantees absolutely and unconditionally to Purchaser the due and punctual performance, when and as due, of (i) all obligations of Seller arising under or pursuant to the foregoing Receivables Purchase Agreement; (ii) the accuracy of Seller's representations and warranties set forth herein, and
(iii) the punctual payment of all sums now or hereafter owed by Seller under the foregoing Agreement. The liability of the undersigned under this Guaranty shall be unlimited and unconditional, and this Guaranty shall be a continuing guarantee. Purchaser may proceed directly against the undersigned without proceeding against or otherwise exercising any remedy with respect to Seller. The undersigned represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; that it has all necessary power, authority, licenses and permits necessary to execute, deliver and perform its obligations under this Guaranty; that the execution, delivery and performance of this Guaranty by the undersigned do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority, or any other Person which has not been made or obtained; that this Guaranty has been duly authorized, executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms, except to the extent the same may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other laws governing the rights of creditors generally and except as limited by applicable principles of equity; and that the execution, delivery and performance of this Guaranty by the undersigned do not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which the undersigned is party or by which its assets or properties are bound.

         IN WITNESS WHEREOF, the undersigned has hereunto set its hand through its duly authorized representative this 10th day of July, 2000.


                                   ZALE DELAWARE, INC.


                                   By:/s/ ALAN P. SHOR
                                      -----------------------------------
                                   Name: Alan P. Shor
                                   Title: Executive Vice President and
                                          Chief Operating Officer

        GUARANTY OF OBLIGATIONS OF ASSOCIATES CREDIT CARD SERVICES, INC.

         In consideration of the execution and delivery by Seller of the foregoing Receivables Purchase Agreement, the undersigned, parent company of Purchaser, hereby guarantees absolutely and unconditionally to Z Del the due and punctual performance, when and as due, of (i) all obligations of Purchaser arising under or pursuant to the foregoing Receivables Purchase Agreement; (ii) the accuracy of Purchaser's representations and warranties set forth herein; and
(iii) the punctual payment of all sums now or hereafter owed by Purchaser under the foregoing Agreement. The liability of the undersigned under this Guaranty shall be unlimited and unconditional, and this Guaranty shall be a continuing guarantee. Z Del may proceed directly against the undersigned without proceeding against or otherwise exercising any remedy with respect to Purchaser. The undersigned represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; that it has all necessary power, authority, licenses and permits necessary to execute, deliver and perform its obligations under this Guaranty; that the execution, delivery and performance of this Guaranty by the undersigned do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority, or any other Person which has not been made or obtained; that this Guaranty has been duly authorized, executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms, except to the extent the same may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other laws governing the rights of creditors generally and except as limited by applicable principles of equity; and that the execution, delivery and performance of this Guaranty by the undersigned do not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, agreement, or other instrument to which the undersigned is party or by which its assets or properties are bound.

         IN WITNESS WHEREOF, the undersigned has hereunto set its hand through its duly authorized representative this 10th day of July, 2000.


                                   ASSOCIATES FIRST CAPITAL CORPORATION


                                   By:  /s/ JOSEPH N. SCARPINATO
                                      -------------------------------------
                                   Name:    Joseph N. Scarpinato
                                   Title:   Senior Executive Vice President

                              DISCLOSURE SCHEDULES

These Schedules are made and given pursuant to the Receivables Purchase Agreement, dated as of July 10, 2000, by and between Zale Funding Trust ("Seller") and Associates Credit Card Services, Inc. ("Purchaser") (the "Receivables Purchase Agreement"). Any terms defined in the Receivables Purchase Agreement shall have the same meaning when used in these Schedules unless the context otherwise requires. Any information disclosed herein under any section number shall be deemed to be disclosed and incorporated by reference into any other section number under the Receivables Purchase Agreement where such disclosure would be appropriate.

Nothing herein constitutes admission of any liability or obligation of Seller nor an admission against Seller's interests. Inclusion of any agreement or other matter herein or any exhibit hereto should not be interpreted as indicating that Seller has determined that such agreement or other matter (a) is necessarily material or (b) has had or would have a Material Adverse Effect.

SCHEDULES

Schedule
--------
2.2             Estimate of Purchase Price
3.2             No Conflicts; Consents
3.4             Security Interests, Liens, Adverse Claims, Charges and
                Encumbrances on Receivables
3.5             Litigation
3.8             Absence of Certain Changes or Events
4.3             No Conflicts; Consents